EXHIBIT 21.1

GENESIS ENERGY, L.P.
Subsidiaries of the Registrant

Genesis Crude Oil, L.P. - Delaware limited partnership (99.99% limited partner interest owned by Genesis Energy, L.P.) - holds 50% interest in Sandhill Group, LLC

Genesis Pipeline Texas, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.)

Genesis Pipeline USA, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.)

Genesis CO2 Pipeline, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.)

Genesis Natural Gas Pipeline, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.)

Genesis Syngas Investments, L.P. - Delaware limited partnership (100% limited partner interest owned by Genesis Crude Oil, L.P.) - holds 50% interest in T&P Syngas Supply Company

Genesis Energy Finance Corporation - Delaware corporation (owned 100% by Genesis Crude Oil, L.P.)